REVISED SETTLEMENT AGREEMENT


     This Revised Settlement Agreement ("Agreement") is entered into on the____________ day of October, 1997 by and between, Westmark Group Holdings, Inc., a Delaware corporation ('WGHI') and Medical Industries of America, Inc., a Florida corporation ('MIOA"), and is made in reference to the following:


                                     RECITALS

     WHEREAS, WGHI and MIOA (formally Heart Labs of America, Inc.) entered into a Stock Purchase Agreement on or about November 21, 1995, together with amendments thereto, and;

     WHEREAS, WGHI and MIOA entered into a Settlement Agreement on January 23, 1997 and;

     WHEREAS, WGHI and MIOA entered into a Modification to Settlement Agreement on March 31, 1997 and;

      WHEREAS, WGHI and MIOA entered into an Amendment to Modified Settlement Agreement on June 26, 1997 and;

     WHEREAS, WGHI is the owner and holder of 200,000 shares of convertible preferred stock of MIOA with a stated value of two million dollars ($2,000,000) and;

     WHEREAS, MIOA is the owner and holder of 333,457 shares of unregistered common stock of WGHI and;

     WHEREAS, MIOA is the owner and holder of 200,000 shares of convertible preferred stock of WGHI with a stated value of seven hundred thousand dollars ($700,000) and;

     WHEREAS, the parties desire to terminate all prior settlement agreements, modifications and amendments thereto and enter into a Revised Settlement Agreement;

     NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth and other covenants and conditions contained herein, WGHI and MIOA mutually agree as follows:

     1. DEBT REPAYMENT. WGHI acknowledges an indebtedness to MIOA in the sum of one million, eight hundred sixty-eight thousand, two hundred forty-three dollars and sixty-seven cents ($1,868,243.67). Said indebtedness shall be satisfied as follows:

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A.   WGHI shall pay no less than twenty-five thousand dollars ($25,000) per month commencing October 31, 1997 and continuing on the last day of each month thereafter until June 30, 2000 at which time the entire balance of unpaid principal and accrued interest shall be paid in full. Interest shall accrue on the unpaid balance at 10% per annum.

B. MIOA shall be entitled to the first three hundred thousand dollars ($300,000) received by WGHI with respect to the receipt of additional capitalization by WGHI in the minimum amount of three hundred thousand dollars ($300,000) and maximum amount of $1.5 million, In the event of the receipt of additional capitalization by WGHI between $1.5 million and $3 million, MIOA shall be entitled to receive thirty-three and one-third per cent (33-1/3%) of additional capitalization above $1.5 million but less than three million dollars ($3,000,000).

C. MIOA shall be entitled to 50% of any additional capitalization received by WGHI in excess of three million dollars ($3,000,000) but less than four million dollars ($4,000,000). In the event of the receipt of additional capitalization by WGHI of four million dollars ($4,000,000) or more, the balance of said indebtedness shall be paid in full. MIOA covenants and agrees that in the event WGHI elects to satisfy the balance of the indebtedness prior to June 30, 2000, WGHI shall be entitled to a discount of 30% and MIOA agrees to accept 70% of the then-existing balance of unpaid principal and accrued interest in full and final settlement and satisfaction of said indebtedness.

D. MIOA shall also be entitled to 15% of the net cash flow of WGHI in excess of operating expenses and settlement payments on a consolidated basis during the calendar year 1997 and 20% of said net cash flow in the calendar year 1998. Said net cash flow payments to MIOA shall not exceed the then existing balance of said indebtedness.

E. In the event WGHI shall sell either Westmark Mortgage Corporation or Green World Technologies, Inc.. wholly owned subsidiaries of WGHI, or in the alternative event of a 'spin-off' of either subsidiary, MIOA shall be entitled to receive, and WGHI agrees to pay to MIOA, 50% of the cash proceeds received by WGHI resulting from a sale or 'spin-off. " In no event shall said cash proceeds payable to MIOA exceed the then existing balance of the indebtedness.

     2. WGHI ADDITIONAL CAPITALIZATION. In the event WGHI receives additional capitalization in the minimum sum of three million dollars ($3,000,000) on or before March 31, 1998, WGHI and MIOA agree to the following:


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A.   WGHI shall endorse, assign, transfer and reconvey to MIOA, 200,000 shares of convertible preferred MIOA stock owned by WGHI.

B. MIOA shall endorse, assign, transfer and reconvey to WGHI, 190,000 shares of post-reverse WGHI common stock owned by MIOA.

C. 200,000 shares of WGHI convertible preferred stock owned by MIOA, with a stated value of seven hundred thousand dollars ($700,000), will be converted to common stock of WGHI. Thereafter, said shares of common stock shall be sold through a private transaction.

D. In the event MIOA elects to sell all or any portion of the remaining' WGHI common stock owned by MIOA, WGHI will have, and is hereby granted, an option to purchase said shares of common stock at a price mutually agreeable to the parties.

     3. ANTI-DILUTION AND DEFAULT. WGHI and MIOA mutually covenant and agree that Paragraph 1.6 of the Stock Purchase Agreement entered into by and between the parties on November 21, 1995 as amended, is void, and is hereby deleted and terminated in its entirety and shall be of no further force or effect. In the event of any default with respect to the terms and conditions of the repayment of indebtedness, WGHI shall issue to MIOA, shares of common stock of WGHI with a value equivalent to the unpaid balance of said indebtedness and accrued interest. The unpaid indebtedness as hereinabove set forth shall also be secured by the preferred shares of MIOA stock owned by WGHI. In the event of default as hereinabove set forth, said preferred shares shall be assigned. transferred and conveyed to MIOA and WGHI shall have no further rights to conversion.

     4. MUTUAL RELEASE. Subject to the performance of the terms and conditions contained in this agreement, each party hereby forever releases and discharges the other party and each of its heirs, officers, directors, shareholders, employees, agents, affiliates, subsidiaries, attorneys, successors and assigns of and from any and all claims, rights, duties, obligations, debts, liabilities, damages, injuries, actions and causes of action of every kind and nature, foreseen and unforeseen, contingent and actual, liquidated and unliquidated, suspected and unsuspected, disclosed and undisclosed, whether direct or by way of indemnity, contribution or otherwise, arising out of or related to the aforementioned Stock Purchase Agreement, Settlement Agreement, Modification to Settlement Agreement, Amendment to Modified Settlement Agreement, Revised Settlement Agreement, ownership of shares of common and preferred stock as hereinabove set forth and the business relationship by and between the parties.

     5. EXCEPTIONS TO MUTUAL RELEASE. Nothing contained in this Agreement shall operate to release or discharge either party or its successors or assigns from any claims, rights or causes of action arising out of or relating to a breach of any of the obligations of the parties contained in this Agreement.


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     6. SURVIVAL OF MIOA WARRANT OBLIGATION. The parties acknowledge that the aforementioned Stock Purchase Agreement, as amended, provided for the issuance of warrants by MIOA for the benefit of WGHI shareholders and that said warrants will not expire until November 21, 1997. MIOA covenants and agrees that MIOA will have a continuing responsibility to the shareholders of WGHI with respect to the terms and conditions of the Warrant Agreement contained in said Stock Purchase Agreement. Said warrant terms and conditions shall survive the termination of the Stock Purchase Agreement and amendments thereto.

     7. NATURE OF AGREEMENT. The provisions contained in this Agreement constitute a compromise of disputed issues. This Agreement shall not, in any way, be construed as an admission by either party of any unlawful, wrongful or invalid act.

     8. AUTHORITY TO EXECUTE. Each party to this Agreement represents that all necessary corporate action has been taken to authorize the execution, delivery and performance by each party to this Agreement. This Agreement is the legal, valid and binding obligation of each party, enforceable against each party in accordance with its terms, subject as to enforcement only as to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally and to general equitable principals. This Agreement does not violate any agreement or contract to which either party is a party thereto.

     9. ORGANIZATION, GOOD STANDING AND QUALIFICATIONS. WGHI and MIOA are corporations duly organized, validly existing and in good standing under the laws of the state of incorporation for each incorporation, Each party has all the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business, to execute and deliver this Agreement and to carry out the provisions of this Agreement. Both WGHI and MIOA are duly qualified to transact business and are in good standing in each jurisdiction in which the failure to so qualify would have a material and adverse effect on the business, properties, condition (financial or otherwise) or operations of each party to perform its obligations under this Agreement.

     10. GOVERNMENTAL CONSENTS. No consent, approval, qualification, order or authorization of or filing with any local, state or federal governmental authority is required on the part of either WGHI or MIOA in connection with the execution and performance of this Agreement.

     11. NO VIOLATION, CONFLICT OR DEFAULT. The execution, delivery and performance by WGHI and MIOA of this Agreement and consummation of the transactions contemplated hereby will not result in any violation or default of any provision of either corporations' Certificate of Incorporation or By-Laws, any statute, law, regulation, order or decree applicable to either party or any contract, commitment, agreement, arrangement or restriction of any kind to which either WGHI or MIOA, is a party. WGHI has not entered into nor does WGHI contemplate entering into any agreement that would alter or change the intent


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of this Agreement.

     12. FURTHER COOPERATION. Each party hereto agrees to execute, acknowledge, and/or deliver any and all documents reasonably necessary to carry out and perform its obligations hereunder.

     13. ENTIRE AGREEMENT. This Agreement contains the entire Agreement and understanding between the parties as to the settlement of all claims and supersedes and replaces all prior settlement negotiations and proposed agreements, written and oral. The parties hereto acknowledge that no other party or agent or attorney of any other party has made any promise, representation or warranty whatsoever express or implied not contained in this Agreement concerning the subject matter hereof to induce either party to enter into this Agreement, and each party acknowledges that it has not executed this Agreement in reliance upon any such promise, representation or warranty not contained herein.

     14. SEVERABILITY. Every provision of this Agreement is intended to be severable. In the event any term or provision hereof is declared to be illegal or invalid for any reason whatsoever by a tribunal of competent jurisdiction, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

     15. NO WAIVER. The waiver, either expressed or implied, by any party hereto of any term or condition of this Agreement, shall not constitute a relinquishment by said party of its right to enforce the term or condition at any later date unless this Agreement is amended in writing to so provide for an unconditional waiver.

     16. NO ASSIGNMENT. As a condition of this Agreement, the parties represent and warrant that there has been no actual assignment or purported assignment or other transfer of any claims or other matter or any interest which has been released by any provision of this Agreement. The parties represent and warrant that they are the sole owners and real-pariy-in-interest regarding their respective claims and matters being released by this Agreement. In the event that any representation or warranty made by any of the parties in this paragraph is false or incorrect, it is agreed that the party making such representation or warranty shall indemnify the other party for any and all claims, demands, causes of action, obligations, set-offs, liabilities, damages, losses, injuries, costs, expenses and attorneys' fees incurred by them or any of them as a result of such a false or incorrect representation or warranty. Further, it is agreed by the parties that the foregoing indemnity does not require the party seeking the indemnification to have made a payment to a third party claimant as a condition precedent to recovery of the indemnity granted pursuant to this action.

     17. ADVICE OF COUNSEL. Prior to the execution of this Agreement and any other document to which reference is made herein, each party hereto and thereto has fully understood and carefully read all of the provisions of this Agreement. That each party has consulted with or alternatively has had opportunity to consult with, legal counsel of its own


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choice concerning the terms and conditions of this Agreement and any other document to which reference is made herein, and such other opportunity to participate in the drafting of this Agreement and such other document, and that each such party to this Agreement and such other document is voluntarily entering into this Agreement.

     18. COUNTERPARTS. This Agreement may be executed in any number of original counterparts, Any such counterpart, when executed shall constitute an original of this Agreement, and all such counterparts together shall constitute one and the same Agreement.

     19. NO MODIFICATION. No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or have any force or effect unless made in writing and signed by the parties against whom the waiver, modification or amendment is asserted.

     20. GOVERNING LAW. This Agreement shall be governed by and interpreted according to the laws of the State of Florida.

     21. INTERPRETATION. None of the parties hereto, nor their respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, not strictly for or against any of the parties hereto.

     22. ATTORNEYS'FEES TO ENFORCE THIS AGREEMENT. In the event that any action is commenced to seek enforcement of this Agreement or a declaration of rights thereunder, the prevailing party in such action shall be entitled to recover its reasonable attorneys' fees and costs incurred in connection with that action.

     23. JURISDICTION AND VENUE. In the event that any action is commenced to seek enforcement of this Agreement or a declaration of rights thereunder, the jurisdiction and venue for any such action shall be in Palm Beach County, Florida.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.



WESTMARK GROUP HOLDINGS, INC.                 MEDICAL INDUSTRIES OF AMERICA


By:                                           By:
   --------------------------                    --------------------------
Its:                                          Its:
    -------------------------                     -------------------------


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